UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 9, 2016

BIOAMBER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Rene Levesque West, Suite 4310
Montreal, Quebec, Canada H3B 4W8
(Address of principal executive office)

Registrant's telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On September 9, 2016, BioAmber Inc. (the “Company”) entered into an agreement (the “Agreement”) for a demand non-revolving credit facility (the “Facility”) with Bridging Finance Inc. (the “Lender”). The proceeds will be used to repay in full the outstanding principal amount of its loan with Tennenbaum Capital Partners, LLC and to fund general corporate expenses.

Pursuant to the Agreement, the Lender has provided CAD$25 million to the Company.  The Facility is repayable at the earlier of the date of demand or September 30, 2017. The Facility will bear interest at an annual interest rate of the Bank of Montreal prime rate plus 10.8%, calculated on a daily outstanding balance of the Facility and compounded monthly, payable on the last business day of each month.  Subject to (i) the right of the Lender to demand the payment of the loan at any time (subject to a grace period of 15 days) or (ii) the occurrence of an event of default, the principal of the loan will be reimbursable in one lump-sum payment at its maturity date.  On the occurrence of an event of default, as more fully described in the Agreement, interest shall be calculated at annual rate of 21% per annum calculated and compounded as aforesaid. A work fee of 1.50% of the value of the Facility was paid to the Lender at the time of disbursement.  There were no broker fees paid by the Company.

After April 1, 2017, the Company may prepay a portion or all of the Facility outstanding at any time, (i) without any fee or penalty upon at least 90 days prior written notice to the Lender, or (ii) with a prepayment penalty of up to 90 days of interest if the Company provides the Lender with a prepayment notice of less than 90 days.

The loan obligations are secured by a security interest on substantially all of the Company’s assets (subject to certain exceptions), including its intellectual property, but excluding certain identified licenses from third parties and its equity interest in its subsidiary, BioAmber Sarnia Inc.

The Agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings. Covenants include a requirement on the part of the Company to, within two business days, use all proceeds received from (i) the exercise of any of the Company’s outstanding warrants issued in connection with its initial public offering completed in May 2013, and (ii) the issuance of shares in connection with any equity financing, to repay all or a portion of the then outstanding Facility. The Agreement also contains customary events of default including, but not limited to, the failure to make interest payments, the failure to comply with certain covenants specified in the Agreement, the occurrence of a material adverse effect, defaults in respect of certain other indebtedness and agreements, and certain events of insolvency.

The foregoing descriptions of the Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the documents, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 1.02 Termination of a Material Definitive Agreement.

On September 9, 2016, the Company voluntarily paid off and terminated its Loan and Security Agreement with Tennenbaum Capital Partner, LLC (the “Loan and Security Agreement”). The payoff amount of $8.0 million included principal, accrued and unpaid interest, fees, costs and expenses. The principal outstanding amount of the Loan and Security Agreement was $6.7 million, with a prepayment fee of $0.2 million, and an end of term charge of $1.0 million.  In connection with such repayment, Tennenbaum Capital Partner, LLC terminated its security interest in the assets of the Company subject to the Loan and Security Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2016	BIOAMBER INC.

	By:	/s/ Mario Saucier
Mario Saucier
Chief Financial Officer